Exhibit 10.1

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

RIGHTS AGREEMENT – EXCLUSIVE LICENSE TO REPRESENT BLUE PIE, BLUE VAULT DIGITAL AND MAGIC BLUE CREATIVE FOR SPECIFIED TERRITORIES.

Between

Blue Pie Productions Pty Ltd (Here after referred to as “BPP”)
A.B.N 78 079 594 479
Unit 6 No 11 Dudley Street
Randwick NSW  2031
e: sales@bluepie.com.au
p: (612) 9310 0155
f: (612) 9310 0166
w: www.bluepie.com.au

And

WinSonic Digital Media Group, Ltd (Here after referred to as “WinSonic”)
WinSonic Digital Cable Systems Network, Ltd.
101 Marietta Street, Suite 2600
Atlanta, Ga. 30303
USA
e: winston@WinSonic.net
p: (0011 +1) 404-230-5705
f: (0011 +1) 404-230-0300
w: www.WinSonic.net

RECITALS:

A
BPP is a company in the business of providing Consulting Services, Consulting Resources, Music Publishing, Music Production, Artist Management, Production of Music in all recording formats for commercial sale, Digital Entertainment Products, Production of Video content in all digital formats, Digital Content Aggregation and Distribution Services, to its client base, partners, and associates and general technical consulting and systems development services to the global entertainment industry, general business community, governments, non-profit entities and other organizations, groups and individuals needing similar products and services. BPP is the owner of certain proprietary trade secrets, processes, Know-How and Intellectual Property which it currently operates as, inter alia, the Blue Pie Music Store “www.mybluepiemusic.com” as detailed in Schedule A and the listed supplied brochures to this agreement.

B
BPP will licence WinSonic with the right to operate for itself and licence third parties within the Territory to operate, authorised reproductions of the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A.

C	BPP will licence WinSonic with Intellectual Property required to operate the Business Process.

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

D	WinSonic desires to use the Intellectual Property owned by BPP to develop the Business Process as defined in Section 1 hereof.

E	BPP has agreed to grant WinSonic a licence with the right to use and exploit the Intellectual Property on the terms and conditions of this Agreement.

NOW THE PARTIES AGREE as follows:

Section 1 Definitions

Unless the context shall otherwise require, the following terms have the following meanings throughout this Agreement:

1.1	"Agreement" means this exclusive rights agreement to represent Blue Pie, Blue Vault Digital and Magic Blue Creative products and services as outlined in schedule A for the specified territory.

1.2	"Business Process" means the BPS as described in Schedule A.

1.3	“Confidential Information" means all the Intellectual Property and Know-How, whether in a written, oral or any other format, which WinSonic has access to as a result of this Agreement.

1.4
“Digital Content” includes digitally encoded music and analogous content, including so-called “video clips”, ringtones, wallpapers and other content now known or hereafter during the Term and incorporated into the BPS and in Schedule A.

1.5	"Effective Date" means the date this Agreement is entered into by the parties.

1.6
“Improvements” means any improvements, modifications, adoptions or new developments to any part of BPP's Technology which BPP considers to be of commercial significance in the development, or distribution of the BPS and the defined product range in Schedule A.

1.7	"Intellectual property" includes:

a.
an invention or discovery, manner, method or process of computer programming, computer program, integrated circuit, circuit layout or semiconductor chip layout or design, plan, drawing, or design in the BPS;

b.	Improvement, modification or development of any of the BPS;

c.	Patent, application for a patent, right to apply for a patent or similar rights for or in respect of any intellectual property in the BPS;

d.	Trade secret, know-how, or right of secrecy or confidentiality in respect of any information or document or other intellectual property in the BPS;

e.	Copyright or other rights in the nature of copyright subsisting in any works or other subject matter in the BPS.

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

1.8
"Know-How” means BPP's information, knowledge, research and experience in the creation and operation of on-line delivery systems for distributing Digital Content as well as the sources of such content and the owners or parties capable of granting rights to include their content within the BPS.

1.9	“Legal Entity” means any legally recognised person under the laws of the Territory, whether natural or incorporated.

1.10	"BPP's Technology” means the totality of the Intellectual Property and BPP’s Know How in relation to the BPS the defined product range in Schedule A.

1.11
"Taxes and Duties" means all stamps, documentary, registration, duties, impost, taxes (other than a tax based upon income) and charges including (without limitation) all financial institution duties, Bank accounts debits, and any such duties, taxes and charges payable by any one or more of the parties hereto and government registration fees, withholding taxes and consumer taxes akin to GST. VAT or similar.

1.12	“The Territory” means the country or countries referred to in Clause 4.

1.13	"Related Party" means any third party which has common ownership with either BPP or WinSonic, as the case may be.

Section 2 Interpretations

In the interpretation of this Agreement, unless something else is clearly intended:

2.1	Singular includes plural and conversely;

2.2	Where a word or phrase is defined its other grammatical forms have a corresponding meaning;

2.3	A reference to any party to this Agreement, or any other agreement or document, includes the party's successors and permitted assigns;

2.4
Where the consent or approval of party to this Agreement is required hereunder for any act, matter or thing, such requirement shall in the absence of any express stipulation to the contrary herein means the prior consent or approval (as the case may be) in writing at the absolute discretion of the party whose consent is required;

2.5	A party includes the parties executors, administrators, successors, permitted assigns and, if a body corporate its amalgamates with or formed under its reconstruction.

2.6	An expression not otherwise defined has the same meaning as in the Interpretation Act 1967 in Australia.

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

Section 3 Grant of licence

3.1
BPP will grant to WinSonic, an exclusive licence within the Territory and throughout the Term, to reproduce, commercialise, maintain and market the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, subject to the terms and conditions set out in this Agreement.

3.2	The licence includes the right to use any Patents (if any) registered and relating to Licensor's Technology.

3.3
WinSonic shall have no right to assign the licence nor grant any exclusive sub-licence without prior written approval which includes BPP being satisfied by a process of Due Diligence, with respect to each proposed sub-WinSonic licence, that the proposed sub-licences has appropriate computer systems and capacity to operate the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, effectively and in accordance with the terms of the proposed licence.

3.4
Where the whole or part of the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A,  comprises Confidential Information, WinSonic must not at any time while the licence exists or during the three years (36months) following the date of termination for any reason, disclose such Confidential Information to any person or corporation without first obtaining prior written consent and WinSonic must take such steps necessary to ensure that any of its servants or agents do not disclose such Confidential Information.

Section 4 Territory of the licence

4.1
The Territory of this licence is the USA and Canada; meaning that WinSonic may grant non-exclusive sub-licence to Legal Entitles incorporated or otherwise deemed by the US IRS to be based within the USA and Canada. For the avoidance of doubt, a Legal Entity will be accepted for the purposes of this Agreement to be based in the USA and Canada notwithstanding that the said entity has subsidiaries or related entitles outside the USA and Canada.

Section 5 Consideration for this licence

5.1
In consideration for the licence granted herein, WinSonic agrees to pay to BPP the sum of US$200,000 upon execution of this Agreement by the parties, due and payable forty-five (45) days after the SEC Form 10-KSB filing due date of 31 March 2008, to be approximately 15 May 2008 from the Use of Proceeds Funding.  This sum covers:

(a)
US$50,000 for the provision of personnel and expertise by the BPP to conduct training and establishment of the BPS (“the Business Process”) with respect to the WinSonic’s systems, computer systems and data security systems to allow WinSonic to successfully sell the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A. Training on all products will be completed by noted training team in Schedule B.

(b)	US$150,000 for the rights to the WinSonic to reproduce, use and market the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A .

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

Section 6 Accounting and Payments

6.1	BPP and WinSonic will maintain a joint bank account operated by two appointed directors with one from each company. The account will be established at Citi Bank in the USA.

6.2
Any and all sales of the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, will be banked into the joint bank account and all payments will be managed in accordance with the terms and conditions of this agreement.

Section 7 Reporting Obligations

7.1
Prior to the beginning of every calendar year, WinSonic shall submit to BPP a written report detailing the current status and expected development of the markets for BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, as well as a forecast of revenue for the coming year.

7.2
In addition to the requirement set out above and once the marketing of the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, has commenced, WinSonic shall submit all sales leads and marketing leads into the approved SALES FORCE www.salesforce.com system that BPP operates to track and manage all sales and marketing activity. Sales and training will be provided by BPP.

7.3	BPP will provide 2 licence's | seats for the Sales Force system. This will allow 2 approved users ONLY to operate and code and load all relevant sales and marketing information directly to the system.

Section 8 Improvements / Developments

8.1
If WinSonic and BPP mutually agreed to variations, improvement or innovation to the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, WinSonic must furnish a written request to BPP specifying the work required whereupon WinSonic will inform BPP of the costs of such works. Any improvements will be noted and if mutually agreed to will be conducted by both parties and jointly undertaken with costs being born on a 50 | 50 basis.

8.2
BPP may provide specific WinSonic desired technical innovations or BPS improvements after the Effective Date of this Agreement, providing that the cost of such work performed at the behest of the WinSonic, shall be at cost to the WinSonic. Any special or specific WinSonic required changes will be paid for by WinSonic in advance prior to any work commencing.

Section 9 Ownership of the BPS and Data therefrom

9.1	WinSonic shall have no claim with respect to ownership of the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, nor any Digital Content provided hereunder.

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

9.2
BPP will be provided upon request, with the then most up-to-date listing of all customers and/or subscribers to the BPS as operated by WinSonic. This information will be provided subject to any applicable privacy laws operating in the Territory. BPP may utilize this data in any way it sees fit provided such use does not intentionally reveal the identity of individual customers/subscribers save as required by and permitted by law.

Section 10 Representations of BPP and Exclusions Therefrom

10.1
BPP represents that the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, to be licenced to WinSonic pursuant to this Agreement includes the latest and most up-to-date Digital Content licenced to BPP and available for sale or distribution in the Territory, as of the Effective Date.

10.2
BPP represents that it is free to licence the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, and does not have any obligations to third parties which would hinder BPP from granting and fulfilling its obligations to WinSonic as stipulated in this Agreement. BPP further represents that the BPS and its parts are not subject to any legal or administrative proceeding at any court or with any administrative authority in the Territory.  BPP further represents that it is not aware of any reasons why the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, and its parts may not be utilized pursuant to this Agreement by WinSonic without challenge by, or interference of the rights of, any third parties.

10.3
With the exception of the aforementioned representations, and such warranties as may not be waived by operation of law, BPP does not give any representations, warranties and guaranties with respect of the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A , licenced under this Agreement.

Section 11 Confidentiality / Limitation of Use

11.1
WinSonic hereby expressly agrees to not disclose, in whole or in part, any Confidential Information to persons other than to those employees, representatives or consultants of the WinSonic who have a specific need to know such Confidential Information in connection with the exploiting of BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, as licenced under this Agreement. Such employees, representatives or consultants must be bound in writing to secrecy, non-disclosure and non-use of all Confidential Information.  WinSonic may also provide Confidential Information, in whole or in part, to approved sub-WinSonic's and contractors, but only after express written approval by BPP has been obtained.

11.2	WinSonic shall immediately notify BPP in writing of any unauthorised disclosure of the Confidential Information of which the WinSonic become aware.

11.3	WinSonic shall not use the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, wholly nor in part, for other purposes than those stipulated in this Agreement.

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

11.4
Excepted from the confidentiality obligations under this Agreement is only such information which  WinSonic has proved to BPP as having been known to WinSonic prior to the signature of this Agreement according to the aforesaid provisions and which was accepted by BPP in writing as having been pre-known to WinSonic. If WinSonic after receipt of the Confidential Information wishes to prove that any part of the information was known to it prior to the date of signature of this Agreement, WinSonic shall be required to provide full and unrestricted evidence to BPP by submitting necessary written documents within 30 days after the receipt of such information.

11.5	The aforementioned provisions continue to be in full force and effect after termination of this Agreement.

11.6
All Confidential Information supplied by BPP remains the property of BPP and will not be used by WinSonic in any way which is or is likely to be prejudicial to BPP. Specifically, WinSonic promises not to contact directly or indirectly (other than through BPP) any provider of Digital Content made available to WinSonic hereunder.

11.7
If this Agreement is terminated, WinSonic shall return all Confidential Information supplied by BPP as far as they rewritten or embodied in another way (including copies and transcriptions) free from any lien or encumbrance.

11.8
WinSonic shall be fully responsible for disclosure, forwarding and use of Confidential Information protected under this Agreement by persons called in by WinSonic for the purpose of exploiting the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, if in as far as the disclosure, the forwarding or the Use of BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, or information to be kept confidential under this Agreement by such persons violates the terms and conditions of this Agreement.

Section 12 Assignment of Rights and Undertakings

12.1
This Agreement and any rights and obligations hereunder may not be assigned or transferred, in whole or in part, by WinSonic without express, prior, written approval of BPP (not to be unreasonably withheld – for example, for the bona fide purposes of corporate reconstruction by the WinSonic). Sale of a majority interest in the shares of WinSonic or a change in the beneficial ownership of greater than 30% of WinSonic’s then issued share capital will be deemed an unauthorised transfer for the purposes of this Agreement.

Section 13 Performance by WinSonic.

13.1	WinSonic promises to carry out the following administration actions:

(a)
take any necessary steps to comply with the Corporations Law in respect to registration and lodgment of Annual returns and to operate in a prudent commercial manner consistent with prevailing accountancy practices in the Territory;

(b)	It is a fundamental term of this agreement that WinSonic satisfy the sales targets in Schedule C.

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

13.2
WinSonic promises to use its best efforts to maximise the sales and commercial returns to itself and to BPP from WinSonic’s commercial operation of the  BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A.

13.3
WinSonic will keep BPP fully appraised of any events, facts or actions of which it becomes aware which may reasonably be anticipated to affect the operations of this agreement in a way which could result in a substantial increase of decrease in the level of business then enjoyed by the WinSonic. For these purposes “substantial” means 10% or more deviation from then current business activity in terms of royalties being remitted to BPP for the previous calendar year.

Section 14 Term and Termination of this Agreement

14.1
The licence granted by this Agreement is granted for a period of 36 months and can be extended at any time subject to mutual agreement and or performance under this agreement as listed in Schedule C. Therefore this Agreement shall remain in existence for as long as the licence remains in force and shall commence as of the Effective Date.

14.2	BPP may terminate this Agreement by notice as provided for by this Section, if:

(a)	WinSonic fails to meet its sales targets as set out in schedule C.

(b)	Any payment otherwise due pursuant to this Agreement remains outstanding for 60 ( Sixty ) days;

(c)	WinSonic grants, or attempts to grant a sub-licence to a third party without prior, written approval of BPP;

(d)	WinSonic commits a material breach of any term of this Agreement and such breach remains un-remedied (if capable of being remedied) within fourteen (14) days written notice of such breach;

(e)
the inspection of the records of the WinSonic reveals deviations in the amount of licence Fee payments due to BPP that may or may not have been banked to a non Joint Signatory bank account operated by BPP and WinSonic.

(f)	WinSonic violates any obligations with respect to Confidential Information or attempts to compete with BPP during the Term hereof;

(g)	WinSonic takes administrative action to challenge BPP's Intellectual Property;

(h)	WinSonic ceases to trade or an event of insolvency occurs including:

(i)	appointment of a "controller" as defined in Section 9 of the Corporations Law, manager, trustee, administrator, or similar Officer;

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

(ii)	A liquidator or provisional liquidator is appointed in respect to WinSonic;

(iii)	Any event or conduct occurs would enable a court to grant a petition or order for the liquidation of WinSonic;

(iv)	any writ of execution, garnishee order, Mareva injunction or similar order, attachment, distress or other process is made, levied or issued against or in relation to WinSonic.

14.3
Notice of termination must be given in writing by registered mail, addressed to the last known address of the party to whom it is sent. Termination shall be effective twenty-one (21) days after posting.

Section 17 Termination Events

17.	In the event that the Agreement is terminated as provided in this Agreement:

(a)	WinSonic must within sixty (60) days thereafter return all confidential information, including any such materials which have been provided to employees, representatives or consultants, to BPP;

(b)	any termination of this agreement as aforesaid shall not relieve any party of any obligations and liabilities accrued prior to the date of termination.

Section 18 Infringement

18.1
BPP is not obliged to restrain any actual or threatened infringement of any aspect of the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, by any person in the Territory but may authorise WinSonic at WinSonic's cost to take such action.

18.2
If a third party threatens or commences legal proceedings against WinSonic (or against any customer) on the ground of the BPS (“the Business Process”) and all the noted BPP products goods and services in Schedule A, or Digital Content therein may infringe any intellectual property right of the third party, then WinSonic must advise BPP in writing of the details of the threat of the legal proceedings.

18.3	If proceedings are threatened or commenced as described above, BPP, who WinSonic acknowledges is not obliged to resist such third party claim of take any action in response to such claim, shall:

(a)	Permit WinSonic to conduct or direct any resulting negotiations or legal proceedings at it's own costs;

(b)
Provide such assistance to WinSonic as WinSonic reasonably requires in connection with the conduct of those negotiations or that litigation. If WinSonic demands any assistance, the cost and expenditures of BPP shall be borne by WinSonic.

18.4	BPP may join any infringement proceeding against WinSonic or its customers at its own cost.

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

Section 19 Indemnification

19.1
WinSonic indemnifies and keeps indemnified BPP against any actions, proceedings, claims, demands, costs or expenses arising out of or in connection with any negligence of fault of the WinSonic or misrepresentation or breach of any of the terms or conditions or warranties of the Agreement by WinSonic.

Section 20 Notice and Communication

19.1
All notices, requests or other communications required or permitted under this Agreement must be in writing, and will be deemed given when mailed by registered mail with return receipt, sent by courier service or sent by fax, as follows:

(a) If to BPP: addressed to:

Blue Pie Productions Pty Ltd
A.B.N 78 079 594 479
Unit 6 No 11 Dudley Street
Randwick NSW  2031
e: sales@bluepie.com.au
p: (612) 9310 0155
f: (612) 9310 0166
w: www.bluepie.com.au

(b) If to the WinSonic: addressed to:

WinSonic Digital Media Group, Ltd (Here after referred to as “WinSonic”)
WinSonic Digital Cable Systems Network, Ltd.
101 Marietta Street, Suite 2600
Atlanta, Ga. 30303
USA
e: winston@WinSonic.net
p: (0011 +1) 404-230-5705
f: (0011 +1) 404-230-0300
w: www.WinSonic.net

or to such other address or fax number as may be communicated in writing by registered mail to the other party in accordance with this clause.

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

Section 21 Taxes and Duties

21.
Any payment provided for by this Agreement shall be made free and clear of all Taxes and Duties imposed by the Australian, US and Canadian Governments or political subdivision thereof. In the event that any such Taxes or Duties are paid by Licensor, WinSonic agrees to reimburse BPP for any such amounts actually paid such that the amount received by BPP, net of such Taxes and Duties, shall be equal to whatever BPP is entitled to receive under this Agreement without regard to the payment of any Taxes and Duties.

Section 22 Miscellaneous

22.
All payments due to BPP pursuant to the terms and conditions of this Agreement, shall be made in US Dollars and shall be made by wire transfer of good funds to such financial institution as BPP shall from time to time select. To the extent that amounts must be converted into US Dollars for purposes of satisfying the conditions of this Agreement, any required conversion shall be done based upon the applicable, average exchange rate as published in the Wall Street Journal f or the calendar month preceding the month of payment.

23.
This Agreement, except in the case of arbitration as provided for herein, is subject to the laws of Australia, The USA, Canada and the state of Georgia USA 30303 Any disputes arising out of it shall be determined in accordance with the laws of the noted country where applicable. All amendments to this Agreement, including, but not limited, a change of this clause itself, must be made in writing and with express reference to this Agreement.

24.
All disputes arising out of or in connection with this Agreement, including any question regarding its existence or any breach or alleged breach thereof, shall be resolved by arbitration under the rules then in effect of the International Chamber of Commerce, Paris France. The situs of the arbitration shall be as agreed by the Parties, or failing an agreement, in Paris, France. The decision of the arbitrators shall be final and binding on both Parties. The Arbitration Act 1940 shall not be applicable. The arbitration shall be conducted in English language.

25.
If any of the provisions of this Agreement be or be held invalid, ineffective or unenforceable, all other provisions hereof shall remain in full force and effect. The invalid, ineffective or unenforceable provision shall be deemed to be automatically amended and replaced without the necessity of further action by the parties hereto by such form, substance, time, matter and jurisdiction as shall be valid, effective and enforceable and as shall accomplish as far as possible the purpose and intent of the invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis for any situation not contemplated and covered by this Agreement.

26.
Nothing in this Agreement is intended or will be construed to give any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision contained herein to any person other than the Parties hereto.

27.
It is the intention of the Parties that this Agreement and the provisions hereof are for the sole and exclusive benefit of the Parties or their permitted successors or assigns and for the benefit of no other person.

Abn : 78 079 594 479
 Publishing member of apra since 1999
A : unit 6 / no.11 dudley street
    Randwick nsw 2031 australia
T : +61 2 9310 0155
F : +61 2 9310 0166
E : sales@bluepie.com.au
W : www.bluepie.com.au

28.
This Agreement shall be executed in several counterparts, each of which when executed by parties and delivered to the respective other party shall be an original, but all of which together shall constitute a single instrument.

29.
This Agreement including the exhibits hereto, constitute the entire Agreement of the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and prior Agreements and understandings related to such subject matter.

SIGNED as an agreement,

/s/ Damien Reilly
Damien Reilly
CEO
Blue Pie Productions
www.bluepie.com.au

/s/ Winston D. Johnson
Winston D. Johnson
Chairman and Founder
WinSonic Digital Media Group, Ltd
WinSonic Digital Cable Systems Network, Ltd.
www.WinSonic.net